Exhibit 99.1

Media contact: Ben Kiser, 402.458.3024
Investor contact: Phil Morgan, 402.458.3038

Nelnet Reports Fourth Quarter 2009 Results
•	Base net income of $3.94 per share for 2009 and $1.64 per share for the fourth quarter
•	Fee-based revenue increased 13 percent
•	Significant increase in volume of loans serviced for the Department of Education
•	Strong balance sheet and cash position

LINCOLN, Neb., March 3, 2010 – Nelnet (NYSE: NNI) today reported base net income of $81.3 million, or $1.64 per share, for the fourth quarter of 2009, compared with $15.8 million, or $0.32 per share, for the same quarter a year ago. For the year ended December 31, 2009, the company reported base net income of $194.9 million, or $3.94 per share, compared with $81.1 million, or $1.65 per share, for 2008. Base net income excludes discontinued operations, restructuring charges, impairment expenses, and certain liquidity-related charges.

Base net income in the fourth quarter of 2009 includes pre-tax gains of $26.9 million, or $0.35 per share after tax, on the sale of $1.7 billion of federal student loans to the Department of Education (Department) and $22.7 million, or $0.30 per share after tax, from the company’s repurchase of $302.1 million of asset-backed debt. Excluded from base net income in the fourth quarter of 2009 is a $32.7 million non-cash impairment charge related to goodwill and intangible assets of the company’s direct marketing and list management business.

“After a challenging 2008, we ended 2009 significantly stronger and with renewed optimism for the future,” said Mike Dunlap, Nelnet Chairman and Chief Executive Officer. “Our focus on our customers, associates, and continuing to diversify our company served us well. We are excited by our increasing fee-based revenue, significant increase in volume we service for the Department, and our strong balance sheet position. Together, these results have positioned us well for 2010.”

Diversifying and increasing fee-based revenue

Total revenue from fee-based businesses for the fourth quarter of 2009 increased 13 percent to $77.3 million, or 62 percent of total revenue, and is compared with $68.4 million for the same period a year ago.

In the fourth quarter of 2009, Nelnet’s fee-based revenue from the company’s tuition payment plan, campus commerce, and lead generation businesses increased $5.0 million, or 16 percent, to $36.0 million, compared with the same period in 2008.

In September 2009, Nelnet began servicing student loans for the Department under a contract that will increase the company’s fee-based revenue as the servicing volume increases. As of December 31, 2009, the company was servicing approximately $3.4 billion of loans on behalf of the Department, of which approximately $1.5 billion was incremental volume previously serviced by other companies. As of March 1, 2010, servicing volume for the Department has grown to $6.3 billion, up from $177 million at September 30, 2009.

Maximizing the value of existing portfolio

At December 31, 2009, net student loan assets were $23.9 billion.  Substantially all of Nelnet's federal student loans are financed for the life of the loan at rates the company currently believes will generate significant future cash flow. In addition to loans held to term, Nelnet has liquidity for new loan originations through the Department's Loan Participation and Loan Purchase Programs, which will allow Nelnet to make loans to eligible students through the 2009-2010 academic year.

Narrower spreads and historically low interest rates are continuing to provide an opportunity for the company to generate substantial near-term value and cash flow from its student loan portfolio. For the fourth quarter of 2009, Nelnet reported net interest income of $80.5 million, compared with $38.5 million for the same period a year ago.

The company reported core student loan spread of 1.44 percent for the fourth quarter of 2009 compared with 0.90 percent for the same period of 2008 and 1.27 percent for the third quarter of 2009. Core student loan spread is benefiting from two factors: 1) lower interest rates increased fixed rate floor income to $38.9 million in the fourth quarter of 2009, compared with $12.3 million for the same period a year ago and $38.8 million in the third quarter of 2009, and 2) the disparity between three-month financial commercial paper rate (CP) and three-month LIBOR has tightened significantly.

Managing operating expenses

Management continues to effectively manage operating expenses. As a result, operating expenses, excluding restructuring and impairment charges, decreased $9.6 million, or 12 percent, for the three months ended December 31, 2009, compared with the same period in 2008.  Total operating expenses, excluding the impairment charge, for the fourth quarter of 2009 were $90.3 million.

GAAP net income

Nelnet reported GAAP net income for the fourth quarter of 2009 of $59.1 million, or $1.18 per dilutive share, compared with $31.0 million, or $0.63 per dilutive share, for the fourth quarter of 2008. For the year ended December 31, 2009, the company reported GAAP net income of $139.1 million, or $2.78 per dilutive share, compared with $28.7 million, or $0.58 per dilutive share, for 2008.

While base net income is not a substitute for reported results under GAAP, base net income is the primary financial performance measure used by management to develop financial plans, allocate resources, track results, evaluate performance, establish corporate performance targets, and determine incentive compensation. The company utilizes base net income in operating its business because base net income permits management to make meaningful period-to-period comparisons by eliminating the temporary volatility in the company’s performance that arises from certain items that are primarily affected by factors beyond the control of management.

A description of base net income and a reconciliation of GAAP net income to base net income can be found in supplemental financial information to this earnings release online at www.nelnetinvestors.com/results.cfm.

Nelnet will host a conference call to discuss this earnings release at 11:00 a.m. (Eastern) Thursday, March 4, 2010. To access the call live, participants in the United States and Canada should dial 888.427.9415, and international callers should dial 719.785.1751 at least 15 minutes prior to the call. A live audio webcast of the call will also be available at www.nelnetinvestors.com under the Events & Webcasts menu. A replay of the conference call will be available through March 14, 2010. To access the replay via telephone within the United States and Canada, callers should dial 888.203.1112. International callers should dial 719.457.0820. All callers accessing the replay will need to use the confirmation code 4363322. A replay of the audio webcast will also be available at www.nelnetinvestors.com.

This press release contains forward-looking statements based on management’s current expectations as of the date of this release. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks include, among others, changes in the terms of student loans and the educational credit marketplace arising from the implementation of applicable laws and regulations, and from changes in such laws and regulations, adverse results in legal disputes, changes in the demand for educational financing or in financing preferences of educational institutions, students, and their families, increased financing costs and changes in the general interest rate environment. For more information, see the company's filings with the Securities and Exchange Commission, including the forward-looking statements contained in the company’s supplemental financial information for the fourth quarter 2009. All information in this release is as of March 3, 2010. The company does not undertake any obligation to update or revise these forward-looking statements to conform the statement to actual results or changes in the company’s expectations.

Condensed Consolidated Statements of Income

	Three months ended			Year ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2009	2009	2008	2009	2008
	(unaudited)	(unaudited)	(unaudited)

Interest income:
Loan interest	$153,891	162,786	286,279	683,449	1,267,003
Amortization of loan premiums and deferred
origination costs	(18,558)	(19,531)	(21,036)	(73,529)	(90,620)
Investment interest	1,477	1,943	8,084	10,287	37,998
Total interest income	136,810	145,198	273,327	620,207	1,214,381

Interest expense:
Interest on bonds and notes payable	56,262	76,016	234,868	384,862	1,026,489

Net interest income	80,548	69,182	38,459	235,345	187,892
Less provision for loan losses	6,000	7,500	7,000	29,000	25,000

Net interest income after provision
for loan losses	74,548	61,682	31,459	206,345	162,892

Other income (expense):
Loan and guaranty servicing revenue	27,467	26,006	21,769	108,747	99,942
Tuition payment processing and campus commerce revenue	13,521	12,987	12,175	53,894	48,155
Enrollment services revenue	31,209	30,670	29,257	119,397	112,405
Software services revenue	4,740	4,600	4,773	21,164	24,115
Other income	28,669	11,094	4,988	68,152	22,775
Gain (loss) on sale of loans, net	26,762	8,788	(3,988)	35,148	(51,414)
Derivative market value, foreign currency,
and put option adjustments	5,265	2,826	46,348	(30,802)	10,827
Derivative settlements, net	479	4,914	9,668	39,286	55,657
Total other income	138,112	101,885	124,990	414,986	322,462

Operating expenses:
Salaries and benefits	39,316	37,810	41,262	155,532	183,393
Other expenses	27,284	29,217	45,510	120,198	147,192
Cost to provide enrollment services	18,718	20,323	16,903	74,926	64,965
Impairment expense	32,728	—	—	32,728	18,834
Amortization of intangible assets	4,998	5,312	6,511	22,249	26,230
Total operating expenses	123,044	92,662	110,186	405,633	440,614

Income before income taxes	89,616	70,905	46,263	215,698	44,740

Income tax expense	(30,553)	(24,501)	(16,103)	(76,573)	(17,896)

Income from continuing operations	59,063	46,404	30,160	139,125	26,844

Income from discontinued operations, net of tax	—	—	837	—	1,818

Net income	$59,063	46,404	30,997	139,125	28,662

Earnings per common share:
Basic:
Continuing operations	$1.18	0.93	0.61	2.79	0.54
Discontinued operations	—	—	0.02	—	0.04
Net earnings	$1.18	0.93	0.63	2.79	0.58

Diluted:
Continuing operations	$1.18	0.93	0.61	2.78	0.54
Discontinued operations	—	—	0.02	—	0.04
Net earnings	$1.18	0.93	0.63	2.78	0.58

Weighted average shares outstanding - basic	49,639,329	49,611,423	49,075,755	49,484,816	49,099,967

Weighted average shares outstanding - diluted	49,838,374	49,808,856	49,289,186	49,685,143	49,324,278

Condensed Consolidated Balance Sheets

	As of	As of	As of
	December 31,	September 30,	December 31,
	2009	2009	2008
		(unaudited)

Assets:
Student loans receivable, net	$23,926,957	23,764,263	25,413,008
Student loans receivable - held for sale	—	1,627,794	—
Cash and cash equivalents	338,181	334,293	189,847
Restricted cash and investments	717,233	849,419	1,158,257
Goodwill	143,717	175,178	175,178
Intangible assets, net	53,538	59,803	77,054
Other assets	696,801	781,112	841,553
Total assets	$25,876,427	27,591,862	27,854,897

Liabilities:
Bonds and notes payable	$24,805,289	26,586,093	26,787,959
Other liabilities	286,575	277,695	423,712
Total liabilities	25,091,864	26,863,788	27,211,671

Shareholders' equity	784,563	728,074	643,226

Total liabilities and shareholders' equity	$25,876,427	27,591,862	27,854,897